UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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Accenture SCA

(Name of Registrant As Specified In Its Charter)

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ACCENTURE SCA

Notice of Annual General Meeting of Shareholders
to be held on November 15, 2007
     The shareholders of Accenture SCA, a Luxembourg partnership limited by shares (société en commandite par actions) registered with the Luxembourg Trade and Companies Register under the number B 79 874, with registered and principal executive offices at 46A, avenue JF Kennedy, L-1885 Luxembourg (“Accenture SCA”), are cordially invited to attend the
ANNUAL GENERAL MEETING
which will be held on November 15, 2007, at 12:00 noon, local time, at the offices of Allen & Overy Luxembourg at 58, rue Charles Martel, L-2134 Luxembourg with the following agenda:
One extraordinary item:
1.	Amendment of Articles 8 (numbered paragraphs 8, 13, 21, 22, 23 and 24), 12, 14, 15, 17 and 24 of Accenture SCA’s Articles of Association for the primary purpose of providing for the appointment of either a supervisory board or an external auditor to perform certain legally specified duties, as permitted under Luxembourg law.
Seven ordinary items:
2.	Presentation of (i) the report on the annual accounts issued by the general partner, (ii) the report of the commissaire aux comptes of Accenture SCA, and (iii) the report of the supervisory board of Accenture SCA;

3.	Approval of (i) the balance sheet, (ii) the profit and loss accounts, and (iii) the notes to the accounts of Accenture SCA as of and for the year ended August 31, 2007;

4.	Allocation of the results of Accenture SCA as of and for the year ended August 31, 2007 and, without prejudice to the terms of Article 5 paragraph 5 of Accenture SCA’s Articles of Association, declaration of a cash dividend in a per share amount of USD $0.42 to each holder of a Class I common share of Accenture SCA of record as of October 9, 2007 and authorization to the general partner to determine any applicable terms in respect of the payment of the dividend;

5.	Discharge of the respective duties of the general partner, the commissaire aux comptes and the supervisory board in connection with the year ended August 31, 2007;

6.	Appointment of KPMG S.àr.l. as the external auditor (réviseur d’entreprises) of Accenture SCA on a stand-alone basis, subject to approval by the Audit Committee of the general partner of the engagement of KPMG S.àr.l. as the external auditor of Accenture SCA, in satisfaction of the Luxembourg law requirement that Accenture SCA’s shareholders appoint a supervisory board or external auditor of Accenture SCA’s annual accounts for the year ending August 31, 2008;

7.	Reappointment of KPMG LLP as the independent auditor of Accenture SCA on a consolidated basis with its subsidiaries for the year ending August 31, 2008, subject to approval by the Audit Committee of the general partner of the engagement of KPMG LLP as the independent auditor of Accenture SCA; and

8.	Acknowledgement of the recording by way of notarial deed of the reclassification of Class I common shares into Class III common shares of Accenture SCA in the period from October 6, 2006 up to and including October 9, 2007.
The foregoing items of business are more fully described in the information statement accompanying this notice.

     Shareholders may obtain, free of charge, copies of (a) the stand-alone and consolidated (i) balance sheet, (ii) profit and loss accounts, and (iii) notes to the accounts of Accenture SCA for the year ended August 31, 2007, (b) the list of securities held by Accenture SCA, (c) the list of shareholders, if any, who have not fully paid up their shares with an indication of the number of shares and their contact details, (d) the report of the general partner, (e) the report of the supervisory board, and (f) the report of the commissaire aux comptes, by making a written request to the general partner at Accenture Ltd, 50 W. San Fernando Street, San Jose, CA 95113, United States of America, Attention: Secretary or at Accenture SCA’s registered office at 46A, avenue JF Kennedy, L-1855 in Luxembourg.
     The general partner has fixed 11:59 p.m., local time in Luxembourg on October 9, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. This means that only those persons who were registered holders of Accenture SCA Class I common shares, Class II common shares or Class III common shares (including the Class III letter shares) at such time in Luxembourg on that date will be entitled to receive notice of the meeting and to attend and vote at the meeting.
     The general partner is not asking you for a proxy in connection with the Annual General Meeting and you are requested not to send us a proxy.
ACCENTURE LTD,
acting as general partner of Accenture SCA
     Dated: October 22, 2007

INFORMATION STATEMENT

GENERAL INFORMATION
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
Date, Time and Place
     This information statement is provided to the shareholders of Accenture SCA, a Luxembourg partnership limited by shares with registered and principal executive offices at 46A, avenue JF Kennedy, L-1885 Luxembourg (“Accenture SCA”), in connection with the Annual General Meeting of Accenture SCA’s shareholders to be held at 12:00 noon local time on November 15, 2007 (the “Annual General Meeting”). The Annual General Meeting will be held at the offices of Allen & Overy Luxembourg at 58, rue Charles Martel, L-2134 Luxembourg. This information statement is first being sent to shareholders on or about October 22, 2007.
Who Can Vote; Votes Per Share
     All persons who are registered holders of Accenture SCA Class I common shares, Class II common shares or Class III common shares (together with the Class III letter shares, the “Class III common shares”) at 11:59 p.m., local time in Luxembourg on October 9, 2007 are shareholders of record for the purposes of the Annual General Meeting and will be entitled to vote at the Annual General Meeting. As of the close of business on that date, there were outstanding 190,841,087 Class I common shares held by 1,744 shareholders of record, 470,958,308 Class II common shares, all of which are held by Accenture Ltd, the general partner of Accenture SCA (together with its controlled subsidiaries, “Accenture”), and 561,785,830 Class III common shares (which number does not include issued shares held by Accenture SCA and/or its subsidiaries), all of which are also held by Accenture Ltd. These shareholders of record will be entitled to one vote per Class I common share, Class II common share and Class III common share on all matters submitted to a vote of shareholders, so long as those votes are represented at the Annual General Meeting. Your shares will be represented if you attend and vote at the Annual General Meeting in person or by proxy.
Quorum and Voting Requirements
     One extraordinary and seven ordinary items are to be considered at the Annual General Meeting.
     Under Luxembourg law and Accenture SCA’s Articles of Association, there must be established a quorum of half of Accenture SCA’s outstanding shares represented and voting at the Annual General Meeting for the purpose of approving the extraordinary item. There are no quorum requirements for the ordinary items.
     In order to be approved, ordinary items being considered require the affirmative vote of a majority of the votes cast. Approval of the extraordinary items being considered requires a two-thirds majority vote of the votes cast. Abstentions will not affect the voting results.
     The general partner of Accenture SCA, Accenture Ltd, intends to vote all of the Class II common shares and Class III common shares that it holds in favor of approving each of the proposals to be voted upon at the Annual General Meeting. It is anticipated that Accenture Ltd shall hold at least 84% of the aggregate outstanding Accenture SCA Class I common shares, Class II common shares and Class III common shares as of October 9, 2007, and therefore will have the power, acting by itself, to approve all matters scheduled to be voted upon at the Annual General Meeting.

ITEMS OF BUSINESS FOR THE ANNUAL GENERAL MEETING
     The agenda for the Annual General Meeting includes the following items of business:
EXTRAORDINARY ITEM:
Item No. 1—Proposed Amendment of Articles 8 (numbered paragraphs 8, 13, 21, 22, 23 and 24), 12, 14, 15, 17 and 24 of the Articles of Association of Accenture SCA
     At the Annual General Meeting, shareholders of Accenture SCA will vote on the amendment of Articles 8 (numbered paragraphs 8, 13, 21, 22, 23 and 24), 12, 14, 15, 17 and 24 of the Articles of Association of Accenture SCA for the primary purpose of providing for the appointment either of a supervisory board or an external auditor to perform legally specified duties, as permitted under Luxembourg law. The text of the proposed amendments to the Articles of Association is set forth on Annex A to this information statement.
     Reasons for and General Effect of the Proposed Amendments to the Articles of Association of Accenture SCA
     Under Luxembourg law, Accenture SCA is required to have either a supervisory board or an external auditor to perform legally specified duties. These legally specified duties generally consist of the supervision or audit, as the case may be, of the books and accounts of Accenture SCA on a stand-alone basis. As permitted by Luxembourg law, it is proposed to the shareholders of Accenture SCA that Accenture SCA’s Articles of Association be amended to provide for the appointment of either a supervisory board or external auditor to perform such duties.
     The proposed amendments will have the effect of
•	providing for the appointment of either a supervisory board or an external auditor to perform the legally specified duties of a supervisory board or an external auditor under Luxembourg law (please refer to the proposed amendments (underlined text) to the first paragraph of Article 17 set forth on Annex A);
•	modifying certain other provisions of the Articles of Association to give effect to the appointment of either a supervisory board or an external auditor (please refer to the proposed amendments (underlined text) to Articles 8 (numbered paragraphs 8, 13, 21, 22, 23 and 24), 12, 14 (second paragraph), 17 (fourth, fifth, sixth, seventh, eighth, ninth and tenth paragraphs) and 24 set forth on Annex A); and

•	eliminating certain other provisions of the Articles of Association relating to the powers of the supervisory board that are either subsumed within the legally specified duties of a supervisory board under Luxembourg law or are not required by Luxembourg law (please refer to the proposed amendments (deleted text) to Articles 14 (third paragraph), 15 and 17 (second and third paragraphs) set forth on Annex A).
     Upon passage by the shareholders of the proposed amendments at this meeting and passage of the appointment of an external auditor as proposed in Item 6 below, the current members of the supervisory board will be replaced by an external auditor.
     The proposed amendments to Accenture SCA’s Articles of Association will be effective in respect of the shareholders of Accenture SCA upon passage by the shareholders of the proposed amendments at this meeting.
ORDINARY ITEMS:
Item No. 2—Presentation of the Annual Accounts, the Report of the Commissaire aux Comptes and the Report of the Supervisory Board
     At the Annual General Meeting, shareholders will be presented (i) the report on the annual accounts issued by the general partner, (ii) the report of the commissaire aux comptes of Accenture SCA, and (iii) the report of the supervisory board of Accenture SCA.

Item No. 3—Approval of the Financial Statements of Accenture SCA as of and for the Year Ended August 31, 2007
     At the Annual General Meeting, shareholders of Accenture SCA will vote on the approval of the balance sheet, the profit and loss accounts, the notes to the accounts and the allocation of the results of Accenture SCA as of and for the year ended August 31, 2007.
Item No. 4 —Allocation of the Results of Accenture SCA as of and for the Year Ended August 31, 2007 and Declaration of a Per Share Cash Dividend of USD $0.42 on Class I Common Shares
     At the Annual General Meeting, the shareholders of Accenture SCA will vote on the question of whether to authorize the payment of a per share cash dividend of USD $0.42 on the Class I common shares to shareholders of record as of October 9, 2007, in the manner provided in Article 5 of Accenture SCA’s Articles of Association.
     Following the allocation of net profits to the payment of any dividend voted on above, the balance of the net profits will be allocated to the distributable reserves of Accenture SCA.
Item No. 5—Discharge of the Respective Duties of the General Partner, Commissaire aux Comptes and Supervisory Board
     At the Annual General Meeting, shareholders of Accenture SCA will vote on the discharge of the respective duties of the general partner, the commissaire aux comptes and the supervisory board in connection with the year ended August 31, 2007.
Item No. 6—Appointment of KPMG S.àr.l. as External Auditor of Accenture SCA on a Stand-Alone Basis
     At the Annual General Meeting, the shareholders of Accenture SCA will vote on the appointment of KPMG S.àr.l. as the external auditor (réviseur d’entreprises) of Accenture SCA on a stand-alone basis for the year ending August 31, 2008, subject to approval by the Audit Committee of the general partner of the engagement of KPMG S.àr.l. as the external auditor of Accenture SCA, in satisfaction of the Luxembourg law requirement that Accenture SCA’s shareholders appoint a supervisory board or external auditor of Accenture SCA’s annual accounts. The appointment of KPMG S.àr.l. as the external auditor of Accenture SCA on a stand-alone basis for the year ending August 31, 2008 is subject to approval of the proposed amendments to Accenture SCA’s Articles of Association as set forth in Item No. 1.
Item No. 7—Re-Appointment of KPMG LLP as Independent Auditors of Accenture SCA
     At the Annual General Meeting, the shareholders of Accenture SCA will vote on the re-appointment of KPMG LLP as independent auditors of Accenture SCA on a consolidated basis with its subsidiaries for the year ending August 31, 2008, subject to approval by the Audit Committee of the general partner of the engagement of KPMG LLP as the independent auditor of Accenture SCA.
     No representative of KPMG LLP is expected to attend the Annual General Meeting.
Item No. 8—Acknowledgement of the Recording of the Reclassification of Class I Common Shares into Class III Common Shares
     At the Annual General Meeting, the shareholders of Accenture SCA will acknowledge the recording made by way of notarial deed by representatives of Accenture Ltd, as the general partner of Accenture SCA, of the reclassification of Class I common shares into Class III common shares of Accenture SCA in the period from October 6, 2006 up to and including October 9, 2007.
     The shareholders will also vote on any other business that properly comes before the Annual General Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of More than Five Percent
     As of October 9, 2007, the only person known by Accenture SCA to be a beneficial owner of more than 5% of Accenture SCA’s Class I common shares, Class II common shares or Class III common shares was as follows:

	Class I common shares		Class II common shares		Class III common shares
	shares	% of shares	shares	% of shares	shares	% of shares
Name and Address of	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially
Beneficial Owner	owned	owned	owned	owned	owned	owned
Accenture Ltd	0	0%	470,958,308 (1)	100%	561,785,830 (1)	100	%(1)
Canon’s Court
22 Victoria Street
Hamilton HM12,
Bermuda

(1)	In addition, Accenture Ltd may be deemed to beneficially own 10,148,021 Class II common shares and 230,110,857 Class III common shares held by Accenture SCA and wholly-owned subsidiaries of Accenture SCA. Under Luxembourg law, shares of Accenture SCA held by Accenture SCA or any of its direct or indirect subsidiaries may not be voted at meetings of the shareholders of Accenture SCA.
Beneficial Ownership of Directors and Executive Officers of Accenture
     The following table sets forth, as of October 9, 2007, information regarding beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and Accenture SCA Class I common shares held by (1) each of Accenture Ltd’s directors, Accenture Ltd’s chief executive officer, each person who served as Accenture Ltd’s chief financial officer during fiscal 2007 and each other person who served as an executive officer of Accenture Ltd at the end of fiscal 2007 and (2) all of the current directors and executive officers of Accenture Ltd as a group. To our knowledge, except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after October 9, 2007.

							Percentage
							of the
							total number
							of Class A
	Accenture SCA Class I		Accenture Ltd Class A		Accenture Ltd Class X		and Class X
	common shares		common shares		common shares		common
	shares	% shares	shares	% shares	shares	% shares	shares
	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially
Name(1)	owned	owned	owned	owned	owned	owned	owned
William D. Green(2)(3)	302,031	* %	137,516	** %	302,031	*** %	**** %
Dina Dublon(4)	—	—	68,436	**	—	—	****
Dennis F. Hightower	—	—	6,135	**	—	—	****
Nobuyuki Idei	—	—	—	—	—	—	—
William L. Kimsey(5)	—	—	42,229	**	—	—	****
Robert I. Lipp(4)	—	—	208,445	**	—	—	****
Marjorie Magner	—	—	—	—	—	—	—
Blythe J. McGarvie(4)	—	—	65,738	**	—	—	****
Mark Moody-Stuart(4)	—	—	80,954	**	—	—	****
Wulf von Schimmelmann(4)	—	—	56,135	**	—	—	****
Karl-Heinz Flöther(6)(7)	—	—	340,471	**	—	—	****
Mark Foster(7)(8)	—	—	375,893	**	—	—	****
Lisa Mascolo(2)(9)	236,905	*	34,832	**	236,905	***	****
Stephen J. Rohleder(2)(10)(11)	243,339	*	90,004	**	243,339	***	****
Douglas G. Scrivner(2)	343,094	*	10,478	**	343,094	***	****
Robert N. Frerichs(2)(7)(12)	378,338	*	65,580	**	107,432	***	****
Pamela Craig(2)(10)	430,161	*	28,299	**	380,161	***	****
Kevin Campbell	—	—	1,978	**	—	—	****
Gianfranco Casati(2)(13)	265,857	*	26,592	**	—	—	****
Martin Cole(2)(10)(14)	201,417	*	52,963	**	201,417	***	****
Anthony Coughlan(2)(15)	199,628	*	20,482	**	199,628	***	****
Adrian Lajtha(16)	—	—	354,577	**	—	—	****
Alexander van’t Noordende(17)	—	—	205,545	**	—	—	****
Michael G. McGrath(2)	523,999	*	—	—	523,999	***	****
All current directors and executive officers as a group (23 persons)	3,002,367	1.6%	2,029,561	** %	2,415,604	1.5%	**** %

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.

**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.

***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.

****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 50 W. San Fernando Street, San Jose, CA 95113, USA.

(2)	Subject to the provisions of its Articles of Association, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture Ltd Class A common shares generally on a one-for-one basis as provided for in the Articles of Association of Accenture SCA. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225. All Accenture SCA Class I common shares owned by the officer have been pledged to secure any non-compete obligations owing to Accenture SCA.

(3)	Includes 30,720 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007. Includes 75,509 Accenture Ltd Class A common shares expected to be distributed within 60 days from October 9, 2007 upon the vesting of certain performance-based restricted share units previously awarded to the officer. The vesting of the restricted share units is subject to written certification by the Compensation Committee of Accenture Ltd of the achievement of specified performance objectives, which is expected to occur on or about October 24, 2007.

(4)	Includes 55,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007.

(5)	Includes 35,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007.

(6)	Includes 28,975 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007. Includes 231,587 Accenture Ltd Class A common shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture Ltd.

(7)	Includes 37,754 Accenture Ltd Class A common shares expected to be distributed within 60 days from October 9, 2007 upon the vesting of certain performance-based restricted share units previously awarded to the officer. The vesting of the restricted share units is subject to written certification by the Compensation Committee of Accenture Ltd of the achievement of specified performance objectives, which is expected to occur on or about October 24, 2007.

(8)	Includes 32,529 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007. Includes 304,717 Accenture Ltd Class A common shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture Ltd.

(9)	Officer’s spouse owns 29,552 Accenture Ltd Class A common shares and share options to acquire up to 8,000 additional Accenture Ltd Class A common shares within 60 days from October 9, 2007.

(10)	Includes 27,335 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007.

(11)	Includes 52,856 Accenture Ltd Class A common shares expected to be distributed within 60 days from October 9, 2007 upon the vesting of certain performance-based restricted share units previously awarded to the officer. The vesting of the restricted share units is subject to written certification by the Compensation Committee of Accenture Ltd of the achievement of specified performance objectives, which is expected to occur on or about October 24, 2007.

(12)	Includes 19,135 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007.

(13)	Includes 25,968 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007.

(14)	Includes 22,653 Accenture Ltd Class A common shares expected to be distributed within 60 days from October 9, 2007 upon the vesting of certain performance-based restricted share units previously awarded to the officer. The vesting of the restricted share units is subject to written certification by the Compensation Committee of Accenture Ltd of the achievement of specified performance objectives, which is expected to occur on or about October 24, 2007.

(15)	Includes 16,401 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007.

(16)	Includes 26,023 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007. Includes 328,554 Accenture Ltd Class A common shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture Ltd.

(17)	Includes 10,715 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 9, 2007. Includes 194,406 Accenture Ltd Class A common shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture Ltd.

INDEPENDENT AUDITORS’ FEES
Independent Auditors’ Fees
     The following table describes fees for professional audit services rendered by KPMG LLP and its affiliates (“KPMG”), Accenture’s principal accountant, for the audit of our annual financial statements for the years ended August 31, 2007 and August 31, 2006 and internal control over financial reporting, and fees billed for other services rendered by KPMG during these periods.

Type of Fee	2007	2006
	(in thousands)
Audit Fees(1)	$11,567	$12,297
Audit-Related Fees(2)	581	399
Tax Fees(3)	2	0
All Other Fees(4)	26	31

Total	$12,176	$12,727

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded during the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-Q and Form 10-K. Audit Fees include fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit

Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans, and fees for internal control documentation assistance.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above, including due diligence reviews.
Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
     Pursuant to its charter, the Audit Committee of the Board of Directors of Accenture Ltd is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. KPMG LLP’s engagement to conduct the audit of Accenture SCA for fiscal year 2007 was approved by the Audit Committee on February 7, 2007. Additionally, each permissible audit and non-audit engagement or relationship between Accenture and KPMG LLP entered into since September 1, 2005 has been reviewed and approved by the Audit Committee, as provided in its charter.
OTHER MATTERS
     The general partner is not aware of any matters not set forth herein that may come before the Annual General Meeting.
Dated: October 22, 2007

Annex A
PROPOSED AMENDMENTS TO
ARTICLES OF ASSOCIATION OF ACCENTURE SCA
Underlined text will be added and [bracketed text] will be deleted.
Numbered Paragraphs 8, 13, 21, 22, 23 and 24 of Article 8-Transfer Restrictions Applicable to Covered Shares
8. Notwithstanding paragraph 1, a Covered Person may Transfer Covered Shares beneficially owned by such Covered Person as of the IPO Date pursuant to bona fide pledges of Covered Shares approved by the Supervisory Board, if any, or its delegate in writing and any foreclosures thereunder, provided that the pledge has agreed in writing with the Supervisory Board, if any, or its delegate (any such agreement to be satisfactory to the Supervisory Board, if any, or its delegate in its sole discretion) that the Company shall have a right of first refusal to purchase such Covered Shares at the market price prior to any sale of such Covered Shares by such pledgee. In the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then such approval shall refer to the approval of the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee.
13. All Covered Shares beneficially owned by a Covered Person (in each case other than Covered Shares held of record by a trustee in a compensation or benefit plan administered by the Company and other Covered Shares that have been pledged to the Company (or to a third party agreed to in writing by the Company) shall, at the sole discretion of the Company, be registered in the name of a nominee for such Covered Person and/or shall be held in the custody of a custodian until otherwise determined by the Company or until such time as such Covered Shares are released pursuant to paragraph 17 or 18 of this Article 8. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined by the Supervisory Board, if any, or its delegate from time to time. In the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then such determination shall refer to the determination of the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee.
21. The provisions of this Article 8 shall be binding upon the respective legatees, legal representatives, successors and assigns of the Covered Persons; provided, however, that a Covered Person may not assign or otherwise transfer any of its obligations under such provisions without the prior written consent of the Supervisory Board, if any, or its delegate and any assignment or other transfer of rights and/or obligations under this Article 8 by a Covered Person without such consent of the Supervisory Board, if any, or its delegate shall be void. In the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then such prior written consent shall refer to the prior written consent of the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee.
22. If requested by the Supervisory Board or its delegate (or in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then if requested by the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee), each Covered Person shall execute such documents and take such further action as may be reasonably necessary to effect the provisions of this Article 8.
23. The Supervisory Board, if any, or its delegate may waive any of the provisions of this Article 8 to permit particular Covered Persons, a particular class of Covered Persons or all Covered Persons to Transfer Covered Shares in particular situations (such as Transfers to family members, partnerships or trusts) or generally. The Supervisory Board, if any, or its delegate may impose such conditions as the Supervisory Board, if any, or its delegate determines on the granting of such waivers. The determinations of the Supervisory Board, if any, or its delegate under this paragraph 23 shall be final and binding and need not to be uniform and may be made selectively among Covered Persons (whether or not such Covered Persons are similarly situated). In the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then the authority of the Supervisory Board or its delegate under this paragraph 23 shall be vested in the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee.
24. For purposes of this Article 8, the following terms have the following meanings:
A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security, but for purposes of these Articles of Association a person shall not be deemed a beneficial owner of Covered Shares (A) solely by virtue of the application of the United States Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) Rule 13d-3(d) or Exchange Act Rule 13d-5 as in effect on April 18, 2001, (B) solely by virtue of the possession of the legal right to vote securities under applicable law (such as by proxy, power of attorney or appointment as corporate representative) or (C) held of record by a “private foundation” subject to the requirements of Section 509 of the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder (or equivalent in other jurisdictions as determined from time to time by the Supervisory Board or its delegate, or in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then as determined from time to time by the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee). “Beneficially own” and “beneficial ownership” shall have correlative meanings. For purposes of the determination of beneficial ownership only, the provisions of Article 8 shall not be deemed to transfer the investment power with respect to any Class I Common Shares.
“Covered Person” or “Covered Persons” shall mean those persons, other than the Company, who were Shareholders on the IPO Date; provided that any Covered Person who was not also a party to that certain Common Agreement dated as of April 19, 2002 among the Company and the other parties thereto on the date of adoption of this Article 8 shall not be subject to paragraph 12 of this Article 8.
“Company” means Accenture SCA, together, as the case may be and if the context so requires, with its Subsidiaries from time to time.
A Covered Person’s “Covered Shares” shall mean any Class I Common Shares beneficially owned by such Covered Person at the time in question. “Covered Shares” shall also include the securities that are defined to be “Covered Shares” in paragraph 20 of this Article 8. A Covered Person “acquires” Covered Shares when such Covered Person first acquires beneficial ownership over such Covered Shares.
The term “disabled” shall mean “disabled” as defined (i) in any employment agreement then in effect between the employee and the Company, or (ii) if not defined therein, or if there shall be no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or (iii) if there shall be no plan, the inability of an employee to perform in all material respects his duties and responsibilities to the Company for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity. Any question as to the existence of a disability as to which the employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the employee and the Company. If the employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determinations in writing. The determination of disability made in writing to the Company and the employee shall be final and conclusive for all purposes of this Article 8.
An “employee” shall include, without limitation, the owners and employees of partner personal service companies in certain countries with which the Company has personal service contracts (in each case as agreed by the Supervisory Board or its delegate, or in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then as agreed by the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee), and any other similarly situated person designated as an “employee” by the Supervisory Board or its delegate (or in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then as designated by the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee).

“Employee Covered Person” shall mean a Covered Person that is an employee of the Company at the time in question, provided that if the Company has received notice that any Covered Person intends to terminate such Covered Person’s employment with the Company (except in the case of notice with respect to retirement or disability), such Covered Person shall be deemed not to be an Employee Covered Person.
“IPO Date” shall mean July 24, 2001, the date of completion of Accenture Ltd’s initial public offering.
“Non-Competition Agreement” shall mean, collectively, any Non-Competition Agreement, dated as of April 18, 2001, among the Company and the partners from time to time party thereto as such agreement may be amended from time to time or any agreement having a similar effect.
“Permitted Basket Transaction” shall mean the purchase or sale of, or the establishment of a long or short position in, a basket or index of securities (or of a derivative financial instrument with respect to a basket or index of securities) that includes securities of the Company, in each case if such purchase, sale or establishment is permitted under the Company’s policy on hedging with respect to securities of the Company and other relevant policies, including insider trading policies, as announced from time to time.
“Sole Beneficial Owner” shall mean a person who is the beneficial owner of Covered Shares, who does not share beneficial ownership of such Covered Shares with any other person (other than pursuant to these Articles of Association, the Non-Competition Agreement or applicable community property laws) and who is the only person (other than pursuant to applicable community property laws) with a direct economic interest in the Covered Shares. An economic interest of the Company (or of any other person with respect to which the Company has expressly agreed to in writing) as pledgee shall be disregarded for this purpose. A Covered Person that holds Covered Shares indirectly through a wholly-owned personal holding company shall be considered the “Sole Beneficial Owner” of such Covered Shares, provided that such personal holding company is a Covered Person hereunder. In respect of Covered Shares held a personal holding company or a trust structure, the share register shall refer both to the legal entity or trust, respectively, as the legal owner and record owner of the Covered Shares and the beneficial owner(s) of the legal entity or trust, respectively.
“Subsidiary” shall mean any person in which Accenture SCA owns, directly or indirectly, at least a majority of the equity, economic or voting interest.
“Transfer” shall mean any sale, transfer, pledge, hypothecation, redemption or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risks of ownership of Covered Shares, including short sales of securities of the Company, option transactions (whether physical or cash settled) with respect to securities of the Company, use of equity or other derivative financial instruments relating to securities of the Company and other hedging arrangements with respect to securities of the Company, in each such case other than Permitted Basket Transaction.”
Article 12 — Convening notice
Shareholders’ meetings shall be convened by the General Partner or by the Supervisory Board, if any, pursuant to a notice setting forth the agenda and sent by registered mail at least eight days prior to the meeting to each Shareholder at the Shareholder’s notice address on record or, failing which, its residence address on record in the share register of the Company or by two publications in each of the Luxembourg press and in the Luxembourg Official Gazette (Mémorial), whereby the first publication shall be made so that the second publication shall be made at least eight days prior to the meeting and with there being at least an eight-day interval between the first and the second publications for the meeting.
If all the Shareholders are present or represented at a meeting of Shareholders, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.
The General Partner may determine all reasonable conditions that must be fulfilled by Shareholders for them to participate in any meeting of Shareholders.

Article 14 — Management
The Company shall be managed by the General Partner who shall be the liable partner (associé - gérant — commandité) and who shall be personally, jointly and severally liable with the Company for all liabilities which cannot be met out of the assets of the Company.
The General Partner is vested with the broadest powers to perform all acts of administration and disposition in the Company’s interest which are not expressly reserved by the Law or by these Articles of Association to the meeting of Shareholders or to the Supervisory Board, if any.
The General Partner shall have the sole authority to institute and direct court proceedings and to negotiate, settle and compromise disputes on behalf of the Company and may delegate this authority to such persons or committees as it may designate[, provided the Supervisory Board shall have approved the persons to whom the delegation by the General Partner of such authority is made].
The General Partner shall have the power on behalf and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable or useful or incidental thereto. Except as otherwise expressly provided, the General Partner has, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company, all rights and powers necessary or convenient to carry out the purposes of the Company.
Article 15 — Authorised signature
The Company shall be bound by the corporate signature of the General Partner as made by the individual or joint signatures of any other persons to whom authority shall have been delegated by the General Partner as the General Partner shall determine in its discretion[, provided the Supervisory Board shall have approved the persons to whom the delegation by the General Partner of such authority is made].
Article 17 — Supervisory Board/External Auditor
The affairs of the Company and its financial situation including particularly its books and accounts shall be supervised by a supervisory board composed of at least three board members (herein referred to as the “Supervisory Board”). However, if instead of a Supervisory Board an external auditor (réviseur d’entreprises) shall be proposed by the General Partner and appointed by a simple majority vote of the general meeting of Shareholders amongst the members of the Institut des réviseurs d’entreprises for the duration of and in accordance with the terms of a service agreement to be entered from time to time in order to audit the Company’s annual accounts in accordance with applicable Luxembourg law, no Supervisory Board shall be elected by the general meeting of the Shareholders.
[The Supervisory Board shall be consulted by the General Partner on such matters as the General Partner may determine, and it shall authorise any actions of the General Partner that may, pursuant to the Law or under these Articles of Association, exceed the powers of the General Partner.]
[The Supervisory Board shall approve those individuals put forth from time to time by the General Partner to exercise the General Partner’s powers with respect to the management of the Company, and the General Partner shall act only through such individuals.]
The Supervisory Board, if any, shall be elected by a simple majority vote of the general meeting of Shareholders for a maximum term of six years, which shall be renewable.

The general meeting of Shareholders shall determine the remuneration, if any, of the Supervisory Board, if [any] a Supervisory Board is elected.
The Supervisory Board, if any, shall be convened by its chairman (as appointed by the Supervisory Board, if any, from the Board members) or by the General Partner.
Written notice of any meeting of the Supervisory Board, if any, shall be given to all members of the Supervisory Board, if any, with at least eight days prior notice, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth in the notice of the meeting. This notice may be waived by the consent in writing, whether in original or by cable, telegram, telefax or telex of each member. Separate notice shall not be required for individual meetings held at times and places prescribed in a schedule previously adopted by resolution of the Supervisory Board, if any. If all the members of the Supervisory Board, if any, are present or represented at a meeting of Supervisory Board, if any, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.
Any member may act at any meeting of the Supervisory Board, if any, by appointing in writing, whether in original or by cable, telegram, telex, telefax or other electronic transmission another member as his proxy.
The Supervisory Board, if any, can deliberate or act validly only if at least the majority of its members are present or represented. Resolutions shall be approved if taken by a majority of the votes of the members present or represented at such meeting. Resolutions may also be taken in one or several written instruments signed by all the members.
No member of the Supervisory Board, if any, shall be liable in respect of any negligence, default or breach of duty on his own part in relation to the Company and each member of the Supervisory Board, if any, shall be indemnified out of the funds of the Company against all liabilities, losses, damages or expenses arising out of the actual or purported execution or discharge of his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office; provided that this exemption from liability and indemnity shall not extend to any matter which would render them void pursuant to Luxembourg law.
Article 24 — Definitions
The “Average Price Per Share” as of any day shall equal the average of the high and low sales prices of Accenture Ltd Class A Common Shares as reported on the New York Stock Exchange (or if the Accenture Ltd Class A Common Shares are not listed or admitted to trading on the New York Stock Exchange, on the American Stock Exchange, or if the Accenture Ltd Class A Common Shares are not listed or admitted to trading on the American Stock Exchange, on the Nasdaq National Market, or if the Accenture Ltd Class A Common Shares are quoted on the Nasdaq National Market, on the over-the-counter market as furnished by any nationally recognized New York Stock Exchange member firm selected by Accenture Ltd for such purpose), net of customary brokerage and similar transaction costs as determined with respect to the Company and by the Company.
The “Market Price of an Accenture Ltd Class A Common Share” as of any day shall equal the Average Price Per Share as of such day, unless Accenture Ltd sells (i.e. trade date) shares of its Class A Common Shares on such day for cash other than in a transaction with any employee or an affiliate and other than pursuant to a preexisting obligation; in which case the “Market Price of an Accenture Ltd Class A Common Share” as of such day shall be the weighted average sale price per share, net of brokerage and similar costs.
A “United States business day” shall mean a day other than a Saturday, Sunday or United States federal holiday and shall consist of the time period from 12:01 am through 12:00 midnight (Eastern time).

A “United States trading day” shall mean a day on which Accenture Ltd Class A Common Shares are traded on the New York Stock Exchange or any other exchange on which they may be listed from time to time.
The “Valuation Ratio” at any time shall equal 1.00, provided that the Valuation Ratio shall be subject to adjustment from time to time pursuant to the following provisions of this Article 23. If at any time:
(i)     Accenture Ltd acquires or otherwise holds more than a de miminis amount of assets other than:
(a)	its shareholding in the Company,

(b)	any direct or indirect interest in its own shares (provided that such shares would not be treated as an asset of Accenture Ltd on a consolidated balance sheet of Accenture Ltd prepared in accordance with generally accepted accounting principles in the United States of America) or

(c)	any assets that it holds only transiently prior to contributing or loaning such assets to the Company (provided that any such transiently held assets are so contributed or loaned prior to the end of the then current fiscal quarter of Accenture Ltd),
(ii)     Accenture Ltd incurs or otherwise is liable for more than a de miminis amount of liabilities other than any liability for which it is the obligee under a corresponding liability of the Company or
(iii)    circumstances otherwise require,
then
(1)	the General Partner shall promptly inform the Supervisory Board, if any, and those members of the Supervisory Board, if any, that are also Limited Shareholders (in such capacity, the “Limited Shareholders Committee”) of such fact,

(2)	the General Partner shall provide the Limited Shareholders Committee with such other information, including financial information or statements, as the Limited Shareholders Committee may reasonably require in connection with the determinations contemplated by the following clause (3) of this sentence and

(3)	each of the General Partner and the Limited Shareholders Committee shall use their best efforts to promptly:
(x)	determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture Ltd Class A Common Share and a Class I Common Share and

(y)	if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture Ltd or otherwise and whether a process for a one-time adjustment or recurring adjustments).
If the General Partner and the Limited Shareholders Committee determine that an adjustment in the Valuation Ratio is so required and determine a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. If no agreement can be reached promptly (but in any event within 45 days) between the General Partner and the Limited Shareholders Committee as to whether any such adjustment is so required or as to a process for equitable adjustment, then the General Partner and the Limited Shareholders Committee shall choose an independent arbitrator (which may be a leading international investment bank) who is a recognized expert in the field of company valuation to (x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture Ltd Class A Common Share and a Class I Common Share and (y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture Ltd or otherwise and whether a process for a one-time adjustment or recurring adjustments). If the arbitrator determines that an adjustment in the Valuation Ratio is so required and determines a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. Notwithstanding the foregoing, in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then the Limited Shareholders Committee referred to herein shall refer to a committee of at least three Limited Shareholders appointed by the General Partner.

If Accenture Ltd:
(i)	pays a dividend or makes a distribution on its Accenture Ltd Class A Common Shares in Accenture Ltd Class A Common Shares,

(i)	subdivides its outstanding Accenture Ltd Class A Common Shares into a greater number of shares,

(iii)	combines its outstanding Accenture Ltd Class A Common Shares into a smaller number of shares,

(iv)	makes a distribution on its Accenture Ltd Class A Common Shares in shares of its share capital other than Accenture Ltd Class A Common Shares or

(iv)	issues by reclassification of its Accenture Ltd Class A Common Shares any shares of its share capital, then the Valuation Ratio in effect immediately prior to such action shall be adjusted so that the holder of Class I Common Shares thereafter redeemed may receive the redemption price or number of shares of share capital of Accenture Ltd, as the case may be, which it would have owned immediately following such action if it had redeemed immediately prior to such action (after taking into account any corresponding action taken by the Company).
In the event of any business combination, amalgamation, restructuring, recapitalization or other extraordinary transaction directly or indirectly involving Accenture Ltd or any of its securities or assets as a result of which the holders of Accenture Ltd Class A Common Shares shall hold voting securities of an entity other than Accenture Ltd, the terms “Accenture Ltd Class A Common Shares” and “Accenture Ltd” shall refer to such voting securities formerly representing or distributed in respect of Accenture Ltd Class A Common Shares and such entity, respectively.